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                             SECURED PROMISSORY NOTE


$1,900,000                                               Minneapolis, Minnesota
                                                                  June 27, 2000


         FOR VALUE RECEIVED, the undersigned, Teltech Resource Network Corporation, Inc. ("Maker"), a Minnesota Corporation with principal offices at 2850 Metro Drive, Minneapolis, Minnesota 55425, promises to pay to the order of Sopheon PLC ("Payee"), a United Kingdom public company limited by shares,
Attention: Mr. Arif Karimjee, Chief Financial Officer, Sterling House, Sterling Road, Surrey Research Park, Guildford, Surrey, England or at such other place as may be designated from time to time in writing by the holder hereof, the principal sum of One Million Nine Hundred Thousand United States Dollars (US$1,900,000), together with interest on the unpaid balance from the date hereof at the rate of nine percent (9%) per annum. In the event of an Event of Default under the Security Agreement (as defined below), interest on the unpaid balance from the date of default shall be at the rate of twelve percent (12%) per annum. Interest shall be computed on the basis of a 360-day year.

         Repayment of this Secured Promissory Note ("Note") shall be made immediately upon demand made by Payee to Maker in one (1) installment of One Million Nine Hundred Thousand United States Dollars (US$1,900,000) principal, plus accrued interest. Interest shall continue to accrue at the rate specified above after default and after judgment hereon, until fully paid.

         This Note is secured and shall be governed by a Security Agreement dated June 27, 2000 (the "Security Agreement") by and between Maker and Payee, which Security Agreement is attached hereto and incorporated by reference herein. Maker has also executed financing statements with the Minnesota Secretary of State to evidence the collateral security Maker has pledged in connection with its pledge to repay this Note.

         Each payment (including prepayments, if made) hereunder shall be applied first to payment of accrued interest, and the balance to payment of principal. Prepayments can be made at any time, and from time to time, at the election of Maker.

         In the event that the holder hereof shall institute any action for the enforcement or collection of this Note, there shall be immediately due from the Maker, in addition to the unpaid balance, all reasonable costs and expenses of said action, including reasonable attorney's fees.

         No delay or omission by the Payee in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or any other right or remedy; and a waiver on one occasion shall not be a bar to or waiver of any right or remedy on any other occasion.


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         This Note shall be governed by and construed in accordance with the internal laws of the State of Minnesota. Maker hereby consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Note, waives any argument that venue in such forums is not convenient and agrees that any litigation initiated by the undersigned on its behalf shall be venued in either the District Court of Hennepin County, Minnesota or the United States District Court for the District of Minnesota, Fourth Division.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the date first above written.


                                       TELTECH RESOURCE NETWORK
                                       CORPORATION


                                       /s/ Andrew L. Michuda
                                       ----------------------------------------
                                       Andrew L. Michuda, President


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